UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported:  January 7, 2010

GRYPHON GOLD CORPORATION (Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-127635 (Commission File Number)	92-0185596 (IRS Employer Identification No.)

675 West Hastings Street, Suite 711 Vancouver, BC V6B 1N2 (Address of Principal Executive Offices) (Zip Code)

(604) 261-2229
(Registrant's Telephone Number, including Area Code)

N/A
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 6, 2010, effective January 1, 2010, the Registrant has entered into an interim consulting agreement with Mr. R. William Wilson for the provision of services as the Chief Financial Officer to the Registrant. Under the terms of the interim consulting agreement, Mr. Wilson will report to the Registrant's Chief Executive Officer and provide services to the Registrant in connection with his role as Chief Financial Officer to the Registrant.

Mr. Wilson will be compensated at a rate of $700 per day spent on Registrant matters, billed semi-monthly and payable in arrears, and a $1,500 per month insurance allowance. Mr. Wilson will also be reimbursed for actual out-of-pocket expenses incurred in the provision of the above services. The interim consulting agreement provides for a bonus payment based on certain milestones being achieved.

Mr. Wilson will receive 100,000 stock options as per the Company's stock option plan to vest in four equal quarterly amounts on March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010.

The interim consulting agreement is for a term of 12 months less a day beginning on January 1, 2010. Both parties have the right to terminate the consulting agreement upon fifteen days written notice to the other party.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gryphon Gold Corporation
(Registrant)

Dated: January 7, 2010	By: /s/ John L. Key
John L. Key Chief Executive Officer